Exhibit 10.01

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
W.R. GRACE & CO., et al.,(1))		Case No. 01-01139 (JFK)
	)	(Jointly Administered)
Debtors.	)
)

SETTLEMENT AGREEMENT

I.  BACKGROUND

                A.    On or about April 2, 2001, W.R. Grace & Co. and certain affiliated companies (collectively the “Debtors”) filed a petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended (the “Bankruptcy Code”).

(1)          The Debtors consist of the following 62 entities: W. R. Grace & Co. (f/k/a Grace Specialty Chemicals, Inc.), W. R. Grace & Co.-Conn., A-1 Bit & Tool Co., Inc., Alewife Boston Ltd., Alewife Land Corporation, Amicon, Inc., CB Biomedical, Inc. (f/k/a Circe Biomedical, Inc.), CCHP, Inc., Coalgrace, Inc., Coalgrace II, Inc., Creative Food ‘N Fun Company, Darex Puerto Rico, Inc., Del Taco Restaurants, Inc., Dewey and Almy, LLC (f/k/a Dewey and Almy Company), Ecarg, Inc., Five Alewife Boston Ltd., G C Limited Partners I, Inc. (f/k/a Grace Cocoa Limited Partners I, Inc.), G C Management, Inc. (f/k/a Grace Cocoa Management, Inc.), GEC Management Corporation, GN Holdings, Inc., GPC Thomasville Corp., Gloucester New Communities Company, Inc., Grace A-B Inc., Grace A-B II Inc., Grace Chemical Company of Cuba, Grace Culinary Systems, Inc., Grace Drilling Company, Grace Energy Corporation, Grace Environmental, Inc., Grace Europe, Inc., Grace H-G Inc., Grace H-G II Inc., Grace Hotel Services Corporation, Grace International Holdings, Inc. (f/k/a Dearborn International Holdings, Inc.), Grace Offshore Company, Grace PAR Corporation, Grace Petroleum Libya Incorporated, Grace Tarpon Investors, Inc., Grace Ventures Corp., Grace Washington, Inc., W. R. Grace Capital Corporation, W. R. Grace Land Corporation, Gracoal, Inc., Gracoal II, Inc., Guanica-Caribe Land Development Corporation, Hanover Square Corporation, Homco International, Inc., Kootenai Development Company, L B Realty, Inc., Litigation Management, Inc. (f/k/a GHSC Holding, Inc., Grace JVH, Inc., Asbestos Management, Inc.), Monolith Enterprises, Incorporated, Monroe Street, Inc., MRA Holdings Corp. (f/k/a Nestor-BNA Holdings Corporation), MRA Intermedco, Inc. (f/k/a Nestor-BNA, Inc.), MRA Staffing Systems, Inc. (f/k/a British Nursing Association, Inc.), Remedium Group, Inc. (f/k/a Environmental Liability Management, Inc., E&C Liquidating Corp., Emerson & Cuming, Inc.), Southern Oil, Resin & Fiberglass, Inc., Water Street Corporation, Axial Basin Ranch Company, CC Partners (f/k/a Cross Country Staffing), Hayden-Gulch West Coal Company, H-G Coal Company.

                B.    On or about March 28, 2003, the United States, on behalf of the Environmental Protection Agency (the “EPA”) and other federal agencies, filed Proofs of Claim against W.R. Grace & Co. - Conn. (Claim Number 9634) and Kootenai Development Company (Claim Number 9635).

                C.    The Proofs of Claim assert claims for, among other things, the unreimbursed environmental response costs the United States Environmental Protection Agency (“EPA”) has incurred and will incur in the future at the Libby Asbestos Site (as defined below) located in and around Libby, Montana, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. W.R. Grace owned and operated a vermiculite mine and vermiculite processing facilities in and near Libby from 1963 to 1990.  The vermiculite ore contained impurities including amphibole asbestos.  Vermiculite and asbestos particles have been found in various locations in and around Libby.

                D.    The United States’ claim for the response costs EPA had incurred and would  incur in the future at the Libby Asbestos Site was the subject of litigation in the District of Montana.  On August 26, 2003, the court ruled that the United States was entitled to response costs incurred through December 31, 2001 in the amount of $54,527,081.11 (from W. R. Grace & Co.-Conn.) and $5,213,458 (from Kootenai Development Company), pursuant to Section 107(a) of CERCLA, 42 U.S.C. § 9607(a).  United States v. W. R. Grace & Co.-Conn., 280 F. Supp.2d 1149, 1187-88 (D. Mont. 2003).  The Court of Appeals for the Ninth Circuit affirmed the judgment of the District Court.  429 F.3d 1224 (9th Cir. 2005).  The Supreme Court denied certiorari.  127 S. Ct. 379 (2006).  The United States has provided Debtors with documentation for $108,048,220.89 in additional EPA response costs incurred at the Libby Asbestos Site from January 1, 2002 to December 31, 2005.  EPA has incurred additional response costs since that date, and will continue to incur response costs in the future.

                E.     This Settlement Agreement addresses the United States’ CERCLA claim regarding the Libby Asbestos Site, with the exception of OU-3 (as defined herein).  Other environmental claims are addressed in the Settlement Agreement resolving the United States’ Proofs of Claim Regarding Certain Environmental Matters, submitted to the Court on December 19, 2007 (Docket Nos. 17651 and 17670).

                NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration receipt of which is hereby acknowledged;

                IT IS HEREBY STIPULATED and agreed to by and between the parties hereto, subject to approval by the Bankruptcy Court, as follows:

II.  JURISDICTION

                1.  The Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331 and 1345 and 42 U.S.C. §§ 9607 and 9613(b) and also has personal jurisdiction over Debtors.

III.  PARTIES BOUND

                2.  This Settlement Agreement is binding upon the United States and upon Debtors and their successors and assigns.  Any change in ownership or corporate or other legal status,

including but not limited to, any transfer of assets or real or personal property, shall in no way alter the status or responsibilities of Debtors under this Settlement Agreement.

IV.   DEFINITIONS

                3.  Unless otherwise expressly provided herein, terms used in this Settlement Agreement  that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meanings assigned to them in CERCLA or in such regulations.  Whenever terms listed below are used in this Settlement Agreement, the following definitions shall apply:

                        a.     “ATSDR” shall mean the United States Agency for Toxic Substance and Disease Registry and any successor departments, agencies or instrumentalities of the United States.

                        b.     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.

                        c.     “Court” shall mean the United States Bankruptcy Court for the District of Delaware, which has jurisdiction over the subject matter of this action and personal jurisdiction over Debtors.

                        d.     “Day” shall mean a calendar day.  In computing any period of time under this Settlement Agreement, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

                        e.     “Debtors” shall mean the entities listed in Footnote 1.

                        f.      “DOJ” shall mean the United States Department of Justice and any successor departments, agencies or instrumentalities of the United States.

                        g.     “EPA” shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities of the United States.

                        h.     “EPA Hazardous Substance Superfund” shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

                        i.      “Final Order” shall mean an order or judgment of the Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

                        j.      “Future Response Costs” shall mean all costs, including but not limited to direct and indirect costs, that EPA, ATSDR, or DOJ on behalf of EPA incur and pay at or in connection with amphibole asbestos contamination at the Site after December 31, 2005, with the exception of costs incurred or paid at or in connection with OU-3.

                        k.     “Interest” shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a).  The applicable rate of interest shall be the rate in effect at the time the interest accrues.  The rate of interest is subject to change on October 1 of each year.

                        l.      “Operable Unit 3” or “OU-3” shall mean property in or around the Zonolite Mine owned by W. R. Grace or Grace-owned subsidiaries (excluding OU-2) and any area (including any structure, soil, air, water, sediment or receptor) impacted by the release and/or release and subsequent migration of hazardous substances and/or pollutants or contaminants from such property, including, but not limited to, the mine property, the Kootenai River and the sediments therein, Rainey Creek, Rainey Creek Road and areas in which tree bark is contaminated with such hazardous substances and/or pollutants and contaminants.

                        m.    “Paragraph” shall mean a portion of this Settlement Agreement identified by an Arabic numeral or an upper or lower case letter.

                        n.     “Parties” shall mean the United States and Debtors.

                        o.     “Past Response Costs” shall mean all costs, including but not limited to direct and indirect costs, that EPA, ATSDR, or DOJ on behalf of EPA has paid at or in connection with the Site through December 31, 2005, with the exception of costs incurred or paid at or in connection with OU-3.

                        p.     “Plaintiff” shall mean the United States.

                        q.     “Section” shall mean a portion of this Settlement Agreement identified by a Roman numeral.

                        r.      “Settlement Agreement” shall mean this Settlement Agreement.

                        s.     “Site” or “Libby Asbestos Site” shall mean the Zonolite Mine and all areas (including any structure, soil, air, water, sediment or receptor) in and near Lincoln County, Montana, that have been contaminated by natural or human caused migration of hazardous substances and/or pollutants or contaminants from the Zonolite Mine.  For purposes of this Settlement Agreement, the Site shall not include Operable Unit 3.

                        t.      “United States” shall mean the United States of America, including its departments, agencies and instrumentalities.

V.  STATEMENT OF PURPOSE

                4.  By entering into this Settlement Agreement, the mutual objective of the Parties is for Debtors to make a cash payment to address their liability for Past Response Costs and Future Response Costs at the Libby Asbestos Site with the exception of OU-3 Costs as provided in the Covenant Not to Sue by the United States in Section VIII and subject to the Reservations of Rights by United States in Section IX.

VI.  PAYMENT OF RESPONSE COSTS

                5.  Within 30 days of entry of a Final Order approving this Settlement Agreement, Debtors shall pay to the EPA Hazardous Substance Superfund $250,000,000 for Past Response Costs and Future Response Costs, plus an additional sum for Interest on that amount calculated from the date when the United States submits the response to comments or notification that no comments were received in accordance with Paragraph 35 of this Settlement Agreement (provided that the United States does not withdraw its consent to the Settlement Agreement as not being in the public interest based on the comments received) through the date of payment.

                6.  Payments shall be made by FedWire Electronic Funds transfer (“EFT”) to the U.S. Department of Justice account in accordance with current EFT procedures.  Payment to the Hazardous Substance Superfund shall refer to EPA Region 8 and Site Spill ID Number 08-BC, and DOJ Case Number 90-11-2-07106/2.  Payments shall be made in accordance with instructions provided to the Debtors by the Financial Litigation Unit of the U.S. Attorney’s Office in the District of Montana following entry of this Settlement Agreement.  Any payments received by the Department of Justice after 11:00 a.m. Eastern Time shall be credited on the next business day.

                7.  At the time of payment, Debtors shall send notice that payment has been made to EPA and DOJ in accordance with Section XV (Notices and Submissions).  Such notice shall reference the EPA Region 8 and Site-Spill ID Number 08-BC, DOJ Case Number 90-11-2-07106/2, and the Civil Action Number.  Debtors shall also send notice by mail and electronic mail (where noted) to the following:

                Kelcey Land

                U.S. Environmental Protection Agency, Region 8

                Cost Recovery Program Manager, ENF-RC,

                1595 Wynkoop Street

                Denver, CO 80202-1129

and

                Dana Anderson

                U.S. EPA,

                26 W. Martin Luther King Drive,

                Attention:  FINANCE, MS: NWD,

                Cincinnati, Ohio 45268

                (E-mail (to both): anderson.dana@epa.gov and AcctsReceivable.CINWD@epa.gov)

                8.  The total amount to be paid pursuant to Paragraph 5 shall be deposited in the Libby Asbestos Site Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site or transferred by EPA to the EPA Hazardous Substance Superfund, at EPA’s sole discretion.  EPA shall separately retain $11 million of the total paid in a separate Libby Asbestos Site O&M Special Account for the purpose of funding operation and maintenance at the Site.  If the funds are not needed in whole or part for operation or maintenance (after all Records of Decision have been issued and the nature, scope and cost of all operation and maintenance activities for the Site have been determined), EPA will retain and use such funds to conduct or finance response actions at or in connection with the Site or transfer the money to the EPA Hazardous Substance Superfund, at EPA’s sole discretion.

VII.  FAILURE TO COMPLY WITH REQUIREMENTS OF THIS SETTLEMENT AGREEMENT

                9.  Stipulated Penalty.

                        a.  If the payment due under Paragraph 5 is not paid by the required due date, Debtors shall be in violation of this Settlement Agreement and shall pay, as a stipulated penalty, in addition to the Interest required by Paragraph 5, $10,000 per day that such payment is late.

                        b.  Stipulated penalties are due and payable within 30 days of the date of the demand for payment of the penalties by EPA.   All payments to EPA under this Paragraph shall be identified as “stipulated penalties” and shall be made by Federal Wire Electronic Funds Transfer (“EFT”) to the Federal Reserve Bank of New York City with the following information:

                                Federal Reserve Bank of New York

                                ABA = 021030004

                                Account = 68010727

                                SWIFT address = FRNYUS33

                                33 Liberty Street

                                New York NY 10045

                                Field Tag 4200 of the Fedwire message should read “D 68010727
                                        Environmental Protection Agency”

Any payments received by the Federal Reserve Bank after 11:00 a.m. (Eastern Time) will be credited on the next business day.

                        c.  At the time of each payment, Debtors shall send notice that such payment has been made to EPA and DOJ in accordance with Section XV (Notices and Submissions).  Such notice shall reference the EPA Region 8 and Site/Spill ID Number 08-BC, DOJ Case Number 90-11-2-07106/2,

and the Civil Action Number.  Debtors shall also send notice by mail and electronic mail (where noted) to the following:

                Kelcey Land

                U.S. Environmental Protection Agency, Region 8

                Cost Recovery Program Manager, ENF-RC,

                1595 Wynkoop Street

                Denver, CO 80202-1129

and

                Dana Anderson

                U.S. EPA,

                26 W. Martin Luther King Drive,

                Attention:  FINANCE, MS: NWD,

                Cincinnati, Ohio 45268

                (E-mail (to both): anderson.dana@epa.gov and AcctsReceivable.CINWD@epa.gov)

                        d.  Penalties shall accrue as provided in this Paragraph regardless of whether EPA has notified Debtors of the violation or made a demand for payment, but need only be paid upon demand.  All penalties shall begin to accrue on the day after payment  is due and shall continue to accrue through the date of payment.

                10.  If the United States brings an action to enforce this Settlement Agreement, Debtors shall reimburse the United States for all costs of such action, including but not limited to costs of attorney time.

                11.  Payments made under this Section shall be in addition to any other remedies or sanctions available to the United States by virtue of Debtors’ failure to comply with the requirements of this Settlement Agreement.

                12.  Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Settlement Agreement.  Payment of stipulated penalties shall not excuse

Debtors from payment as required by Section VI or from performance of any other requirements of this Settlement Agreement.

VIII.  COVENANT NOT TO SUE BY PLAINTIFF

                13.  Covenant Not to Sue by United States.  Except as specifically provided in Section IX (Reservation of Rights by United States), the United States covenants not to sue or to take administrative action against Debtors pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. §§ 9606 and 9607(a), for the Libby Asbestos Site with the exception of  OU-3, and for payment of Past Response Costs and Future Response Costs.  This covenant not to sue shall take effect upon receipt by EPA of all payments required by Section VI (Payment of Response Costs) and any amount due under Section VII (Failure to Comply with Settlement Agreement).  This covenant not to sue is conditioned upon the satisfactory performance by Debtors of their obligations under this Settlement Agreement.  This covenant not to sue extends only to Debtors and does not extend to any other person.

IX.  RESERVATION OF RIGHTS BY UNITED STATES

                14.  General Reservations of Rights by United States.  The United States reserves, and this Settlement Agreement is without prejudice to, all rights against Debtors with respect to all matters not expressly included within the Covenant Not to Sue by United States in Paragraph 13.  Notwithstanding any other provision of this Settlement Agreement, the United States reserves all rights against Debtors with respect to:

                        a.  liability for failure of Debtors to meet a requirement of this Agreement;

                        b.  criminal liability;

                        c.  liability for response actions at OU-3, including, but not limited to, injunctive relief or administrative order enforcement under Section 106 of CERCLA, 42 U.S.C. § 9606, and cost recovery under Section 107 of CERCLA, 42 U.S.C. § 9607, and liability for damages for injury to, destruction of, or loss of natural resources under Section 107 of CERCLA, 42 U.S.C. § 9607;

                        d.  liability that results from releases of hazardous substances other than amphibole asbestos;

                        e.  liability, based upon Debtors’ operation of any portion of the Site or upon transportation, treatment, storage, or disposal, or the arrangement for the transportation, treatment, storage, or disposal, of a hazardous substance or a solid waste at or in connection with the Site, after signature of this Settlement Agreement by Debtors, except as required by and in compliance with an EPA order or future settlement agreement with EPA;

                        f.  liability arising from the past, present, or future disposal, release or threat of release of a hazardous substance, pollutant, or contaminant outside of the Site.

X.  COVENANT NOT TO SUE BY DEBTORS

                15.  Debtors covenant not to sue and agree not to assert any claims or causes of action against the United States or its contractors or employees with respect to the Site, except OU-3,   including but not limited to:

                        a.  any direct or indirect claim for reimbursement from the Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

                        b.  any claim arising out of the Site, except OU-3, or out of response actions for which Past Response Costs or Future Response Costs were or will be incurred, including any claim under the United States Constitution, the Constitution of the State of Montana, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, as amended, or at common law; or

                        c.  any claim against the United States pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, relating to Past Response Costs or Future Response Costs, or for the Site, except for OU-3.

                16.  Except as provided in Paragraph 22 (Waiver of Claim-Splitting Defenses), the covenants not to sue set forth in Paragraph 15 shall not apply in the event the United States brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 14 (c) - (f), but only to the extent that Debtors’ claims arise from the same response action, response costs, or damages that the United States is seeking pursuant to the applicable reservation.

                17.  Debtors covenant not to sue and agree not to assert any claims or causes of action pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C.  §§ 9607 and 9613, relating to amphibole asbestos contamination at the Site or OU-3, against residential landowners in Libby, Montana and business owners in Libby, Montana who are in compliance with the terms of a “No Action Assurance” EPA issued for residential landowners and business owners in Libby.

                18.  Nothing in this Settlement Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. 300.700(d).

XI.  EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

                19.  Except as provided in Paragraph 17 (Waiver of Claims Against No Action Assurance Recipients), nothing in this Settlement Agreement shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Settlement Agreement.   The Parties expressly reserve any and all rights (including, but not limited to, any right to contribution), defenses, claims, demands, and causes of action which each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto.

                20.  The Parties agree, and by entering this Settlement Agreement this Court finds, that Debtors are entitled, as of the date of entry of this Settlement Agreement, to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), for “matters addressed” in this Settlement Agreement.  The “matters addressed” in this Settlement Agreement are Past Response Costs, Future Response Costs and all response actions taken or to be taken and all response costs incurred or to be incurred, at or in connection with the Site, except for OU3, by the United States.  The ‘matters addressed’ in this Settlement Agreement do not include those response costs or response actions as to which the United States has reserved its rights under this Settlement Agreement (except for claims for failure to comply with this Agreement), in the event that the United States asserts rights against Debtors coming within the scope of such reservations.

                21.  Debtors agree that, with respect to any suit or claim for contribution brought by it for matters related to this Settlement Agreement, it will notify EPA and DOJ in writing no later than sixty (60) days prior to the initiation of such suit or claim.  Debtors also agree that, with respect to any suit or claim for contribution brought against them for matters related to this Settlement Agreement, they will notify EPA and DOJ in writing within thirty (30) days of service of the complaint or claim upon them.  In addition, Debtors shall notify EPA and DOJ within thirty (30) days of service or receipt of any Motion for Summary Judgment, and within thirty (30) days of receipt of any order from a court setting a case for trial, for matters related to this Settlement Agreement.

                22.  In any subsequent administrative or judicial proceeding initiated by the United States for injunctive relief, recovery of response costs, or other relief relating to the Site, Debtors shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the Covenant Not to Sue by Plaintiff set forth in Section VIII.

XII.  ACCESS AND INSTITUTIONAL CONTROLS

                23.   Commencing on the date of lodging of this Settlement Agreement, Debtors shall provide the United States and its representatives, including EPA and its contractors, with access at all reasonable times to the Site, or such other property, for the purpose of conducting any response activity related to the Site, including, but not limited to, the following activities:

                        a.  Monitoring, investigation, removal, remedial or other activities at the Site;

                        b.  Verifying any data or information submitted to the United States;

                        c.  Conducting investigations relating to contamination at or near the Site;

                        d.  Obtaining samples;

                        e.  Assessing the need for, planning, or implementing additional response actions at or near the Site;

                        f.  Inspecting and copying records, operating logs, contracts, or other documents maintained or generated by Debtors or their agents, consistent with Section XIII (Access to Information);

                        g.  Determining whether the Site or other property is being used in a manner that is prohibited or restricted, or that may need to be prohibited or restricted, by or pursuant to this Settlement Agreement.

                        h.  Debtors shall record and comply with any institutional controls at the Site that relate to Debtors properties and are part of an approved Record of Decision(s) for the Site.

XIII.  ACCESS TO INFORMATION

                24.  Debtors shall provide to EPA, upon request, copies of all records, reports, or information (hereinafter referred to as “records”) within their possession or control or that of their contractors or agents relating to activities at the Site, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Site.

                25.  Confidential Business Information and Privileged Documents.

                                a.  Debtors may assert business confidentiality claims covering part or all of the records submitted to Plaintiff under this Settlement Agreement to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7), and 40 C.F.R. § 2.203(b).  Records determined to be confidential by EPA will be accorded the protection specified in 40 C.F.R. Part 2, Subpart B.  If no claim of confidentiality accompanies records when they are submitted to EPA, or if EPA has notified Debtors that the records are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2, Subpart B, the public may be given access to such records without further notice to Debtors.

                                b.  Debtors may assert that certain records are privileged under the attorney-client privilege or any other privilege recognized by federal law.  If Debtors assert such a privilege in lieu of providing records, they shall provide Plaintiff with the following:  1) the title of the record; 2) the date of the record; 3) the name, title, affiliation (e.g., company or firm), and address of the author of the record; 4) the name and title of each addressee and recipient; 5) a description of the subject of the record; and 6) the privilege asserted.  If a claim of privilege applies only to a portion of a record, the record shall be provided to EPA in redacted form to mask the privileged information only.  Debtors shall retain all records that they claim to be privileged until the United States has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in the Debtors favor.  However, no records created or generated pursuant to the requirements of this or any other settlement with the United States shall be withheld on the grounds that they are privileged.

                26.  No claim of confidentiality shall be made with respect to any data, including but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other records evidencing conditions at or around the Site.

XIV.  RETENTION OF RECORDS

                27.  Until 10 years after the entry of this Settlement Agreement, Debtors shall preserve and retain all records, reports, or information (hereinafter referred to as “records”) now in its possession or control, or which come into its possession or control, that relate in any manner to response actions taken at the Site or the liability of any person for response actions or response costs at or in connection with the Site, regardless of any corporate retention policy to the contrary.

                28.  After the conclusion of the 10-year document retention period in the preceding paragraph, Debtors shall notify EPA and DOJ at least 90 days prior to the destruction of any records, and, upon request by EPA or DOJ, Debtors shall deliver any such records to EPA.  Debtors may assert that certain records are privileged under the attorney-client privilege or any other privilege recognized by federal law.  If Debtors assert such a privilege, they shall provide Plaintiff with the following:  1) the title of the record; 2) the date of the record; 3) the name  title, affiliation (e.g., company or firm), and address of the author of the record; 4) the name and title of each addressee and recipient; 5) a description of the subject of the record; and 6) the privilege asserted.  If a claim of privilege applies only to a portion of a record, the record shall be provided to EPA in redacted form to mask the privileged information only.  Debtors shall retain all records that they claim to be privileged until the United States has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in the Debtors’ favor.  However, no records created or generated pursuant to the requirements of this or any other settlement with the United States shall be withheld on the grounds that they are privileged.

                29.  No claim of privilege shall be made with respect to any data, including but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other records evidencing conditions at or around the Site.

                30.  Debtors hereby certify that, to the best of their knowledge and belief, after thorough inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any records, reports, or information relating to its potential liability regarding the Site since notification of potential liability by the United States or the filing of suit against it regarding the Site and that it has fully complied with any and all EPA requests for information pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. § 6927.

XV.  NOTICES AND SUBMISSIONS

                31.  Whenever, under the terms of this Settlement Agreement, notice is required to be given or a document is required to be sent by one party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing.  Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of the Settlement Agreement with respect to the United States, EPA, DOJ, and Debtors, respectively.

As to the United States:

As to DOJ:

Chief, Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department of Justice (DJ # 90-11-2-07106/2)

P.O. Box 7611

Washington, D.C.  20044-7611

As to EPA:

Directors of Legal and Technical Enforcement

U.S. EPA – ENF-L, ENF-RC

1595 Wynkoop Street

Denver, CO 80202

As to Debtors:

W.R. Grace & Co.

7500 Grace Drive

Columbia, Maryland  21044

Attn: William M. Corcoran

XVI.  RETENTION OF JURISDICTION

                32.  This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Settlement Agreement.

XVII.  INTEGRATION

                33.   This Settlement Agreement constitutes the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Settlement Agreement.  The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Settlement Agreement.

XVIII.  LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

                34.  This Settlement Agreement shall be subject to approval of the Court.  The Debtors shall promptly seek approval of this Settlement Agreement under Bankruptcy Rule 9019 or other applicable provisions of the Bankruptcy Code.  The hearing on Debtors’ request for such approval shall not be held until the United States informs the Court (pursuant to Paragraph 35) of any public comments on the Settlement Agreement and the United States’ responses to those comments.

                35.  This Settlement Agreement shall be lodged with the Court for a period not less than thirty (30) days while notice of this Settlement Agreement is provided and public comment is solicited.  After the conclusion of the public comment period, the United States will file with the Court any comments received and the United States’ responses to the comments, or a notification that no comments were received.  The United States reserves the right to withdraw its consent to this Agreement if the comments regarding the Settlement Agreement disclose facts or considerations which indicate that the Settlement Agreement is not in the public interest.

                36.  If for any reason (i) the Settlement Agreement is withdrawn by the United States as provided in Paragraph 35, or (ii) the Bankruptcy Court does not approve the Settlement Agreement, or (iii) the Bankruptcy Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code before Grace makes the payment to the United States required by Paragraph 5: (a) this Settlement Agreement shall be null and void and the parties shall not be bound hereunder or under any documents executed in connection herewith; (b) the parties shall have no liability to one another arising out of or in connection with this Settlement Agreement or under any documents executed in connection herewith; (c) this Settlement Agreement and any documents prepared in connection herewith shall have no residual or probative effect or value, and it shall be as if they had never been executed; and (d) this Settlement Agreement, any statements made in connection with settlement discussions, and any documents prepared in connection herewith may not be used as evidence in any litigation between the parties.

XIX.  SIGNATORIES/SERVICE

                37.  Each undersigned representative of Debtors and the Associate Attorney General for the Environment and Natural Resources Division of the United States Department of Justice certifies that he or she is authorized to enter into the terms and conditions of this Settlement Agreement and to execute and bind legally such Party to this document.  The Parties recognize that Debtors’ authority to enter into and implement this Settlement Agreement is subject to approval of the Court.

                38.  Debtors agree not to oppose entry of this Settlement Agreement by the Court or to challenge any provision of this Settlement Agreement, unless the United States has notified Debtors in writing that it no longer supports entry of the Settlement Agreement.

XX.  FINAL JUDGMENT

                39.  Upon approval and entry of this Settlement Agreement by the Court, this Settlement Agreement shall constitute the final judgment between and among the United States and Debtors.

FOR THE UNITED STATES OF AMERICA

March 9, 2008	/s/ Ronald J. Tenpas
Date	RONALD J. TENPAS
Assistant Attorney General
Environment and Natural Resources Division
U.S. Department of Justice

March 11, 2008	/s/ James D. Freeman
Date	JAMES D. FREEMAN
Environmental Enforcement Section
U.S. Department of Justice
1961 Stout Street; Eighth Floor
Denver, CO 80294
(303) 844-1489

FOR THE UNITED STATES OF AMERICA

March 6, 2008	/s/ Sharon L. Kercher
Date	SHARON L. KERCHER
Director, CERCLA and RCRA Technical Enforcement Program
Office of Enforcement, Compliance and Environmental Justice
U.S. Environmental Protection Agency
1595 Wynkoop Street
Denver, Colorado 80202

March 5, 2008	/s/ Matthew Cohn
Date	MATTHEW COHN
Supervisory Attorney
Legal Enforcement Program
Office of Enforcement, Compliance and Environmental Justice
U.S. Environmental Protection Agency
1595 Wynkoop Street
Denver, Colorado 80202

FOR DEBTORS W.R. GRACE & CO., ET AL.

Date:	March 11, 2008	/s/ William M. Corcoran
WILLIAM M. CORCORAN
Vice President
Public and Regulatory Affairs
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044